NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 5, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 21, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tahoe Resources Inc. and Pan American Silver Corp. became effective after the closing on February 21, 2019. Each Common Share of Tahoe Resources Inc. will receive One contingent value right of Pan American Silver Corp. that will be exchagned for 0.0497 of a Pan American Silver Corp. share. In addition, shareholers had the right to elect to receive either US$3.40 in cash or 0.2403 of a Pan American Silver Corp share for each share of Tahoe Resources Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 22, 2019.